EXHIBIT 10.7

                                             STORAGE TECHNOLOGY CORPORATION
                                                     2270 South 88th Street
                                            Louisville, Colorado 80028-4309
                                                             (303) 673-5151


StorageTek





March 8, 1995



Ryal R. Poppa
7075 Rustic Trail
Boulder, Colorado  80301

Dear Ryal:

     This letter (the "Amendment") amends the terms and conditions of your continued employment with Storage Technology Corporation (the "Company") from and after March 8, 1995. Except to the extent specifically amended hereby, all other prior agreements between you and the Company, including, but not limited to, our letter agreements of December 13, 1989 (the "1989 Agreement"), and October 1, 1991, remain in full force and effect. In consideration of your continued employment by the Company and the mutual covenants and agreements contained herein, you and the Company agree as follows:

          Termination in the Event of Sale, Merger or Change of Control. If the Company is sold, or merged with or into another company (in a transaction in which the Company is not the surviving entity), or in which the stockholders of the Company immediately prior to the merger own 50% or less of the Company after the merger, or all or substantially all of the assets of the Company are sold, or more than 25% of the outstanding voting capital stock of the Company is acquired by another person or persons (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) acting as a group (any of which events is referred to hereinafter as a "Change in Control"), and your employment is terminated either by you for any reason or by the Company without cause as defined in the 1989 Agreement ("Cause"), and such termination occurs within 24 months after the date of any such Change in Control, then, upon such termination, and subject to the provisions of the following paragraph, the Company will pay you an amount equal to two times your annual base salary then in effect, plus two times 100% of your On Plan Bonus under the MBO Program based on your annual salary and On Plan Bonus potential percentage in effect immediately prior to the Change in Control (which shall be calculated as if the Company meets its plan for such year and which shall be payable whether or not the Company does in fact meet its plan); (ii) all outstanding stock options shall fully vest and become exercisable in full; and (iii) the Company's right to repurchase shall terminate with respect to any stock earlier purchased by you under the Company's 1987 Equity Participation Plan, and all such stock shall become fully vested. In addition, after such termination of employment, you shall be entitled to exercise all stock options in accordance with the terms of the Option Agreements. To the extent you would be entitled to payments or your rights to restricted stock or stock options would vest not only pursuant to the terms of this Amendment, but also pursuant to the provisions of other agreements with the Company, then such payments shall be deemed made and such vesting shall be deemed to occur pursuant to the terms of such other agreements, and not under the terms of this Amendment.

          Limitation on Payments. In the event that the severance and other benefits provided for in this Amendment or otherwise payable to you (i) would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless you and the Company agree otherwise in writing, any determination required under this paragraph shall be made in writing by the Company's independent public accountants immediately prior to Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

          All payments to you pursuant to this Amendment shall be subject to withholding of all amounts required to be withheld by applicable Internal Revenue Service and State tax agency authorities by the Company and shall be conditioned upon your submission of all information or execution of all instruments necessary to enable the Company to comply with such withholding requirements.

     If any provision of this Amendment shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Amendment, which shall remain in full force and effect in accordance with their terms.

     This Amendment is entered into in accordance with, and shall be interpreted pursuant to the provisions of, the internal laws of the State of Colorado (without regard to conflict of law principles).

     If any provision of this Amendment shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Amendment, which shall remain in full force and effect in accordance with their terms.

     If this letter accurately sets forth the terms of our agreement relating to the matters covered herein, please sign the enclosed copy of this letter in the space provided below and return it to the Company.

                              Very truly yours,

                              Storage Technology Corporation


                              /s/ Stephen J. Keane
                              ------------------------
                              Stephen J. Keane
                              Director and Chairman, Human Resources
                              and Compensation Committee

Accepted and Agreed:


/s/ Ryal R. Poppa
- ------------------
Ryal R. Poppa